Exhibit 99.1

CONFIDENTIAL DRAFT

Calyxt Reports First Quarter 2022 Financial Results

Achieved technical BioFactory™ and AIML milestones to support customer demand-driven molecule development at scale

Progressed relationships with an expanding network of potential new customers across the cosmeceutical and flavor and fragrance end markets

Continued investment in key hires to strategically position Company for future growth and scale

Management to host conference call and webcast today at 4:30 p.m. ET

Roseville, MN – May 5, 2022 – Calyxt, Inc. (Nasdaq: CLXT), a plant-based synthetic biology company, today announced financial results for its first quarter ended March 31, 2022.

“The first quarter of 2022 marked a period of instrumental advancement across several critical areas for Calyxt. As a result of our expanded customer engagement, the breadth and depth of our business development discussions have grown, demonstrated by the 28 molecules identified by potential customers that we have evaluated for development with our PlantSpring platform for production in our BioFactory. That amount does not include another 58 such molecules that did not meet our criteria and were not evaluated further. Impressively, some of these 28 molecules were identified by the potential customers as having been unsuccessfully attempted by others in the industry. Simultaneously, we have made significant technical advancements for our PlantSpring and BioFactory platforms. These include the incorporation of AIML into our bioreactor’s lab scale production process and the completion of the development of a compound identified by a potential customer for evaluation. As this compound’s production scales in the BioFactory, it is expected to lead to future development and manufacturing contracts from customers. We have also aggressively pursued the expansion of our intellectual property portfolio with multiple patents issued and new patent applications filed during the quarter. This enables us to carve out space for Calyxt’s proprietary technology including our Plant Cell MatrixTM (PCMTM) and multi-cellular approach that is foundational for the success of our Company. Finally, in the first quarter we completed an underwritten offering of common stock and warrants that generated approximately $10 million in net proceeds. This strengthened our balance sheet and provides us with the runway to continuing scaling our technology to potentially secure new business arrangements,” said Michael A. Carr, President and Chief Executive Officer at Calyxt.

Mr. Carr added: “We have strengthened our position to harness the incredible diversity of plants and the world’s demand for sustainable products. By leveraging our proprietary PlantSpring technology platform with our BioFactory production system to develop and sell high value plant-based chemistries to potential customers in our large and innovative target end markets, including cosmeceuticals, nutraceuticals, and pharmaceuticals, we continue our focused drive to realize value for our stakeholders.”

Key accomplishments in the first quarter of 2022, and through the date of this press release, include the following:

Achievement of Technical PlantSpring™ and BioFactory™ Milestones

•

In January 2022, Calyxt announced that its initial pilot BioFactory™ production system became operational at its headquarters in Minnesota. This development occurred on schedule and marked an important first step toward achieving at-scale commercial production. The Company has completed multiple runs in its pilot BioFactory, focusing on ensuring the system is operating as planned, its PCM structures perform as expected, and that data is being captured properly as it is a driver of future artificial intelligence and machine learning capability (AIML) capability. The pilot facility is modular and designed to be able to continuously produce plant-based chemistries while also producing multiple compounds at once. These capabilities are expected to provide the Company with flexibility when producing chemistries for multiple customers at the same time. The Company intends to scale this pilot production to enable full production runs of compounds similar to those demanded for commercial production.

•

Calyxt has also begun to deploy additional AIML capabilities to both PlantSpring and the pilot Biofactory. Calyxt currently uses AIML to assist in the identification of gene targets in the PlantSpring development process. During the past quarter it integrated AIML capabilities into its lab-scale reactors, enabling the continual capture and analysis of data, leading to optimization of performance. The Company intends to advance these lab-scale AIML capabilities into its pilot-scale reactor later this year. This deployment drives future decisions and improves test cycles with the goal of shortening development timelines.

•

Late last year, Calyxt reported considerable progress in discovery and development of sustainable plant-based molecules in its BioFactory. Results from its metabolomics analyses indicated more than 15,000 chemical signatures, including both known and as-yet-uncharacterized molecules and building block precursors. These signatures are chemical compounds involved in chemical reactions that produce other compounds. The chemical signatures that have been identified form a baseline library that enables Calyxt to quickly identify and assess customers’ targets with the potential to drive accelerated development timelines. From this library, Calyxt has, based on interest expressed by potential customers, produced rosemarinic acid, a compound with antioxidant, anti-inflammatory, and antimicrobial properties and that is used broadly in cosmeceuticals and nutraceuticals. Calyxt has also used this baseline library to identify six additional compounds of interest for prospective customers. Calyxt intends to move the PCM producing rosemarinic acid into the pilot BioFactory to further advance the BioFactory’s capabilities and scale.

•

Using data it has accumulated from its land-based activities and its lab scale bioreactors, Calyxt has demonstrated at least a 35-fold increase in yield from land-based production to a lab scale bioreactor. Calyxt projects a further yield increase as it moves production to pilot scale. Taken together with the land-based to lab results, the further advancement to lab scale could drive an aggregate increase in yield of as much as 130-fold over land-based production yields based on the current scale of the pilot BioFactory. These results underpin the Company’s scalability and sustainability benefits of the BioFactory production system.

•	As part of Calyxt’s ongoing validation of its platform technology, it is on track to realize certain upcoming technical milestone targets:

•	Within PlantSpring, and building on Calyxt’s current gene targeting capability, to establish AIML capabilities for the identification of pathways in the Design phase of development by mid-year 2022.

•	Building on our lab-scale reactor AIML rollout, to have AIML capabilities fully functioning within the pilot BioFactory by mid-year 2022.

•

By the end of 2022, to design additional PCM structures capable of providing the foundational precursors to developing chemistries and molecules that are of interest to a broad range of customers within our target end-markets.

•	To advance current engagement with potential infrastructure partners in order to have one engaged by the end of 2022.

Steadfast Focus on Customer Relationships

•

Calyxt’s business model for its proprietary PlantSpring technology and the BioFactory is customer demand-driven. During the quarter the Company continued to advance its discussions with potential customers within its target end markets including the cosmeceutical, including personal care and flavors and fragrances, nutraceutical, and pharmaceutical industries. These are three key large end markets with customers that have current business needs to source finite plant-based chemistries. They are also markets known to be fast adopters of innovation that are actively seeking to reduce carbon footprints. For example, based on research from MarketsandMarkets[1], Calyxt estimates that the cosmeceutical ingredients market, which also includes personal care and flavors and fragrances, was a spend of more than $60 billion in 2020 and growing at a mid-single digit compound annual growth rate. This market includes large multinational cosmetics brands, regional and specialty brands, and flavor and fragrance houses who manufacture products or provide ingredients for those brands.

[1]

Source: (i) MarketsandMarkets, Personal Care Ingredients Market – Global Forecast to 2025, (ii) MarketsandMarkets, Global Color Cosmetics Market – Forecast Till 2020, (iii) MarketsandMarkets, Fragrance Ingredients Market – Global Trends & Forecast to 2019, and (iv) MarketsandMarkets, Flavors and Fragrance Market – Global Forecast to 2026

•

The breadth and depth of Calyxt’s business development discussions have grown. Calyxt has evaluated 28 molecules identified by potential customers for development with PlantSpring for production in our BioFactory. That amount does not include another 58 such molecules that did not meet Calyxt’s target product profile, or TPP, criteria and were not evaluated further. The group of 28 molecules includes several that were identified by the potential customers as having been unsuccessfully attempted by others in the industry. As part of the customer acquisition process, Calyxt is expecting to produce small quantities of product for evaluation by the customer and as a result, Calyxt believes the development cycle from contract signing to commercialization may likely be shorter than 36 months.

•

The Company is targeting two to four customer demand-driven compounds for development by year end using its selection criteria to determine the compounds to pursue. The Company uses the term “compounds” to describe compounds, molecules, and plant-based chemistries interchangeably.

“In our conversations with customers, it’s exciting to see their recognition of the advantages in our approach,” said Michael A. Carr. “They understand that our innovative technology platform and cutting-edge production system can provide sustainable biomanufacturing solutions to meet their product and ingredient needs.”

Calyxt’s business model for PlantSpring and BioFactory has two customer demand-driven revenue streams, one focused on development activity and the other on product sales. Most important is the product revenue expected to be generated once commercialization is achieved. Calyxt anticipates a rapid revenue ramp following the customers’ commercial launch of a compound, and is targeting customers’ compounds with large demand pools, potential multi-million-dollar annual revenue opportunities per compound, and a target gross profit margin in the mid-double digits at scale. Calyxt also believes its prospective customers will pay for development in some instances.

Licensing of Technology and Traits

•

In the first quarter of 2022, Calyxt finalized its strategy for optimizing potential revenue from the licensing of its technology and plant traits. The strategy is two-pronged and reflects (1) a broad outreach to companies in the plant gene-editing and biotechnology space for their licensing of the Company’s intellectual property assets and (2) the monetization of the Company’s historically developed agricultural traits through their license to counterparties including seed companies, processors, and others. Calyxt is offering licenses for the many gene editing and breeding technologies in its patent portfolio, including its TALEN patent estate. As it relates to the licensing of agricultural traits strategy, active discussions are occurring on multiple traits, including Calyxt’s soybean and wheat offerings. Calyxt is targeting the execution of licenses in both the technology and trait licensing categories during 2022.

•

In the fourth quarter of 2021, Calyxt contracted with a large food ingredient manufacturer to develop a soybean intended to produce an oil that could serve as a replacement for palm oil. The project remains on track for a first quarter of 2024 completion. The food ingredient manufacturer is funding Calyxt’s development costs over the term of the agreement and holds an option for future development and commercialization.

Investments in Key Hires

•

In February 2022, Calyxt announced that Gerry Nuovo joined the Company as Senior Vice President of Business Development, bringing more than 30 years of experience in the specialty chemicals and biotechnology industries and diverse experience building multimillion-dollar income streams in the cosmeceuticals end market, including personal care and home care. Mr. Nuovo will be responsible for business development activities in cosmeceuticals, including potential partnerships, deal structures, valuation models, and subsequent transaction execution and alliance management.

•

In April 2022, the Company announced the hires of Ms. Suellen Boot as Business Development Director and Ms. Elizabeth Teigland as Manufacturing Director. Ms. Boot brings over 20 years of valuable business development experience to Calyxt where she will be responsible for a number of functions, including potential partnerships, deal structures, valuation models, and subsequent transaction execution and alliance management. Ms. Teigland brings over 15 years of chemistry and purification expertise to Calyxt and will be responsible for pilot to commercial scale production of the Company’s customer demand-driven compounds, and along with an R&D leader, the Verify stage of product development.

Other Business Updates

•

In February 2022, Calyxt closed the placement to an institutional investor in an SEC-registered underwritten offering of 3,880,000 shares of its common stock, pre-funded warrants to purchase up to 3,880,000 shares of its common stock, and common warrants to purchase up to 7,760,000 shares of its common stock. The gross proceeds of the offering were $10.9 million, before deducting underwriting fees and estimated offering expenses. The Company plans to use the approximately $10.0 million in net proceeds from the offering for enhancing the capabilities of its BioFactory production system and increasing its capacity to produce at larger scales, continuing to build out the Company’s PlantSpring technology platform and AIML capabilities, furthering customer relationships, and for working capital and general corporate purposes. The pre-funded warrants were exercised in full on May 4, 2022.

Financial Results for the Three Months Ended March 31, 2022

•	Cash, cash equivalents, and restricted cash totaled $17.9 million as of March 31, 2022, including net proceeds of $10.0 million that was raised in mid-February from the SEC-registered offering.

•

Revenue was nominal in the first quarter of 2022 compared to $4.4 million in the first quarter of 2021. The decrease in revenue was driven by the late 2021 completion of the wind-down of the Company’s soybean product line. All revenue in the first quarter of 2022 was associated with the Company’s agreement with a food ingredient manufacturer to develop a palm oil alternative.

•

Total operating expenses were $6.1 million in the first quarter of 2022 compared to $7.3 million in the first quarter of 2021. The decrease was primarily driven by the recapture of non-cash stock compensation expense from the forfeiture of unvested stock awards in the first quarter of 2022 and lower operating expenses.

•

Net loss was $5.6 million in the first quarter of 2022 compared to $10.0 million in the first quarter of 2021. The improvement in net loss was driven by the completion of the wind-down of the soybean product line which drove an improvement in gross margin and lower operating expenses. Net loss per share was $0.13 in the first quarter of 2022 compared to $0.27 in the first quarter of 2021. The improvement in net loss per share was driven by the improvement in net loss and a year-over-year increase in weighted average shares outstanding.

•

Adjusted net loss was $6.0 million in the first quarter of 2022 compared to $8.8 million in the first quarter of 2021. The improvement in adjusted net loss was driven by the completion of the wind-down of the soybean product line which drove an improvement in gross margin and lower operating expenses. Adjusted net loss per share was $0.14 in the first quarter of 2022 compared to $0.24 in the first quarter of 2021. The improvement in adjusted net loss per share was driven by the improvement in adjusted net loss and a year-over-year increase in weighted average shares outstanding.

“The continued expansion of our AIML capabilities has already contributed to expediting the development process, and we believe we can now complete the Design, Engineer, and Verify phases of our development cycle in some cases in as little as nine months’ time and we look forward to reporting progress against the 24-month pilot cycle in the future. In addition, we have now secured key hires that represent our revenue streams: business development, chemistry/purification, and licensing,” said Bill Koschak, Chief Financial Officer at Calyxt. “Further, the approximate $10.0 million in net proceeds from the capital raise we recently completed in February, in spite of volatile market conditions, allows us to scale our BioFactory production and AIML capabilities. Our plans to utilize PlantSpring and the BioFactory to target customers in large and innovative end markets like cosmeceuticals, nutraceuticals, and pharmaceuticals are resonating in conversations across industries, and we look forward to providing updates in the coming months. Thanks to the successful offering of our common stock and warrants and assessing our discretionary spending, we now expect Calyxt’s cash runway to extend into early 2023.”

First Quarter 2022 Results Conference Call

Calyxt’s President and Chief Executive Officer, Michael A. Carr, and Chief Financial Officer, Bill Koschak, will host a conference call discussing Calyxt’s results for the first quarter of 2022, followed by a question-and-answer session. The conference call will be accompanied by a presentation, which can be viewed during the webcast or accessed via the investor relations section of Calyxt’s website at www.calyxt.com.

To access the call, please use the following information:

Date:	Thursday, May 5, 2022
Time:	4:30 p.m. EST, 1:30 p.m. PST
Toll Free dial-in number:	+1-888-317-6003
Toll/International dial-in number:	+1-412-317-6061
Conference ID:	2452642

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. The conference call will also be broadcast live and available for replay via the investor relations section of the company’s website at www.calyxt.com.

A replay of the webcast will be available for 30 days following the event.

Toll Free Replay Number:	+1-877-344-7529
International Replay Number:	+1-412-317-0088
Replay ID:	9265408

About the PlantSpring™ Technology Platform and BioFactory™ Production System

Calyxt’s technology platform, PlantSpring, is founded on the Company’s more than a decade of experience engineering plant metabolism, and incorporates its scientific knowledge, its proprietary systems, tools, and technologies; and an expanding set of AIML capabilities. In PlantSpring, the Company identifies metabolic pathways to produce plant-based chemistries, designs strategies to reprogram host cells, engineers plant cell metabolism to optimally produce targeted compounds, and produces those targeted compounds at laboratory scale. The Company has implemented AIML capabilities for the identification of targets for editing specific genetic pathways and continues to develop AIML capabilities across the PlantSpring platform, which will enable learning and adaptation of knowledge gained from past activity and are expected to be combined with predictive analytics to rapidly prototype and provide feedback, accelerate the time to complete the development cycle and help mitigate the risk associated with commercial scale-up. As a result, Calyxt believes it can develop biomolecules in plants for customers at both a greater breadth and level of complexity and at faster speeds than its competitors in the synthetic biology industry. The output from the PlantSpring platform integrates with the Company’s BioFactory production system.

The BioFactory is a bioreactor-based production system that is designed to be capable of continuous production of plant-based chemistries. The bioreactor can be of any size depending upon factors including yield and titer necessary to reach the required commercial scale. For production, multicellular Plant Cell Matrix™ (PCM™) structures are placed inside the bioreactor, and growth media bathes the PCM structures to provide them with nutrition, which differentiates the Company’s process from other methods that require complete submersion of cells in growth media and/or the application of hormones to facilitate growth. A PCM structure is a living system of various cell types, which is designed to emulate the intercellular metabolism of an entire plant, which grows over time, produces, and stores, or excretes, the target chemistries. The growth media is the feedstock of the BioFactory production system and contains the essential inputs to support growth of the PCM structures and necessary chemistry production. The growth media is expected to be reused throughout the production cycle, which may run for an extended time period. To scale production in the BioFactory productions system, the Company expects to move the PCM structures from its current bioreactor into larger capacity bioreactors or groups of bioreactors. Calyxt began running lab-scale bioreactors in early 2021. The Company’s first pilot-scale bioreactor became operational in December 2021 and is scalable up to 200 liters. The pilot stage of development takes a compound developed with the PlantSpring platform through to commercial production. Depending on the compound to be produced, there may be a range of vessel sizes between the initial pilot facility and the commercial production facility. The Company’s current plan is to engage third parties, referred to as infrastructure partners, for at-scale commercial production. Infrastructure partners are likely to be companies with processing assets that can be converted from current production to the Company’s bioreactor-based approach. If an infrastructure partner is used for production, the Company expects to pay a fee for that production. Because of the expected modular nature of the BioFactory production system and the types of high value compounds the Company expects to develop for customers, it is also possible that commercial production could also occur in a customer’s in-house facility. The Company expects to expand the scope of its pilot facilities based on customer demand, and the scope of production could extend, subject to regulatory and other considerations, outside the United States. Because of its production methodology, Calyxt believes the BioFactory has the potential to be one of the most sustainable production systems across industries.

About Calyxt

Calyxt (Nasdaq: CLXT) is a plant-based synthetic biology company. The Company leverages its proprietary PlantSpring™ technology platform to engineer plant metabolism to produce innovative high value plant-based chemistries for use in customers’ materials and products. As plant-based solutions, the Company’s synthetic biology products can be used in helping customers meet their sustainability targets and financial goals. Calyxt’s diversified offerings are primarily delivered through its proprietary BioFactory™ production system. For more information, visit www.calyxt.com.

PlantSpring, BioFactory, Plant Cell Matrix™, and the Calyxt logo are trademarks of Calyxt, Inc. Any other trademarks belong to their respective owners.

Contacts

Calyxt Media Contact:	Calyxt Investor Relations Contact:
David Rosen/ John Garabo/ Michael Barron Argot Partners (212) 600-1902 media@calyxt.com	Kimberly Minarovich/ Cameron Willis Argot Partners (212) 600-1902 investors@calyxt.com

Calyxt Business Development Contact:
Gerry Nuovo Senior Vice President of Business Development (612) 427-7881 contact@calyxt.com

USE OF NON-GAAP FINANCIAL INFORMATION

To supplement the Company’s financial results prepared in accordance with GAAP, it has prepared certain non-GAAP measures that include or exclude special items. These non-GAAP measures are not meant to be considered in isolation or as a substitute for financial information presented in accordance with GAAP and should be viewed as supplemental and in addition to the Company’s financial information presented in accordance with GAAP. Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures. In addition, other companies may report similarly titled measures, but calculate them differently, which reduces their usefulness as a comparative measure. Management utilizes these non-GAAP metrics as performance measures in evaluating and making operational decisions regarding the Company’s business.

The Company’s 2021 non-GAAP financial measures reflect adjustments for certain commodity derivatives entered into in connection with its soybean product line. As a result of the completed wind-down of this product line, the Company held no commodity derivative contracts as of March 31, 2022.

The Company presents adjusted net loss, a non-GAAP measure, and defines it as net loss including adjustments necessary to present the underlying gross profit of its soybean product line, including (i) unrealized gains and losses associated with commodity derivatives entered into to hedge the change in value of fixed price grain inventories and fixed price grain production agreements that should be recognized in the future when the underlying inventory is sold, (ii) gains and losses from commodity derivatives realized in prior periods but associated with inventory sold in the current period, (iii) net realizable value adjustments to inventories occurring in the period which otherwise would have been recognized in the future when the underlying inventory is sold, and (iv) net realizable value adjustments recognized in prior periods but associated with inventory sold in the current period, and excluding cash-based Section 16 officer transition expenses, the recapture of non-cash stock compensation associated with the departure of Section 16 officers, and non-operating expenses.

The Company provides in the table below a reconciliation of net loss, which is the most directly comparable GAAP financial measure, to adjusted net loss. The Company provides adjusted net loss because it believes that this non-GAAP financial metric provides investors with useful supplemental information at this stage of commercialization as the amounts being adjusted affect the period-to-period comparability of net losses and financial performance.

The table below presents a reconciliation of net loss to adjusted net loss:

	Three Months Ended March 31,
In Thousands	2022	2021
Net loss (GAAP measure)	$(5,619)	$(10,028)
Non-GAAP adjustments:
Commodity derivative impact, net	—	211
Net realizable value adjustment to inventories	—	787
Section 16 officer transition expenses	116	2,721
Recapture of non-cash stock compensation	—	(2,540)
Non-operating expenses	(487)	1

Adjusted net loss	$(5,990)	$(8,848)

The Company presents adjusted net loss per share, a non-GAAP measure, and defines it as net loss per share including adjustments necessary to present the underlying gross profit of its soybean product line, including (i) unrealized gains and losses associated with commodity derivatives entered into to hedge the change in value of fixed price grain inventories and fixed price grain production agreements that should be recognized in the future when the underlying inventory is sold, (ii) gains and losses from commodity derivatives realized in prior periods but associated with inventory sold in the current period, (iii) net realizable value adjustments to inventories occurring in the period which otherwise would have been recognized in the future when the underlying inventory is sold, and (iv) net realizable value adjustments recognized in prior periods but associated with inventory sold in the current period, and excluding cash-based Section 16 officer transition expenses, the recapture of non-cash stock compensation associated with the departure of Section 16 officers, and non-operating expenses.

The Company provides in the table below a reconciliation of net loss per share, which is the most directly comparable GAAP financial measure, to adjusted net loss per share. The Company provides adjusted net loss per share because it believes that this non-GAAP financial metric provides investors with useful supplemental information at this stage of commercialization as the amounts being adjusted affect the period-to-period comparability of net losses per share and financial performance.

The table below presents a reconciliation of net loss per share to adjusted net loss per share:

	Three Months Ended March 31,
	2022	2021
Net loss per share (GAAP measure)	$(0.13)	$(0.27)
Non-GAAP adjustments:
Commodity derivative impact, net	—	0.01
Net realizable value adjustment to inventories	—	0.02
Section 16 officer transition expenses	—	0.07
Recapture of non-cash stock compensation	—	(0.07)
Non-operating expenses	(0.01)	—

Adjusted net loss per share	$(0.14)	$(0.24)

Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. In some cases, you can identify these statements by forward-looking words such as “anticipates,” “believes,” “continue,” “estimates,” “expects,” “intends,” “may,” “might,” “plans,” “predicts,” “projects,” “should,” “targets,” “will,” or the negative of these terms and other similar terminology. Forward-looking statements in this report include statements about the Company’s future financial performance, including its cash runway; its product pipeline and development; its business model and strategies for the development, commercialization and sales of commercial products; commercial demand for its synthetic biology solutions; the development and deployment of its PlantSpring technology platform; its ability to deploy and leverage its artificial intelligence and machine learning (AIML) capabilities; the ability to scale production capability for its BioFactory production system; potential development agreements, partnerships, customer relationships, and licensing arrangements and their contribution to its financial results, cash usage, and growth strategies; the potential impact of the COVID-19 pandemic on its business and operating results; and anticipated trends in its business. These and other forward-looking statements are predictions and projections about future events and trends based on the Company’s current expectations, objectives, and intentions and are premised on current assumptions. The Company’s actual results, level of activity, performance, or achievements could be materially different than those expressed, implied, or anticipated by forward-looking statements due to a variety of factors, including, but not limited to: the impact of increased competition, including competition from a broader array of synthetic biology companies; competition for customers, partners, and licensees and the successful execution of development and licensing agreements;

disruptions at its key facilities, including disruptions impacting its BioFactory production system; flaws in AIML algorithms, insufficiency of data inputs required by such algorithms, and human error in interacting with AIML; changes in customer preferences and market acceptance of its products; changes in market consensus as to what attributes are required for a product to be considered “sustainable”; the impact of adverse events during development, including unsuccessful pilot production of plant-based chemistries or field trials; the impact of improper handling of its product candidates during development; failures by third-party contractors; inaccurate demand forecasting or milestone and royalty payment projections; the effectiveness of commercialization efforts by commercial partners or licensees; disruptions to supply chains, including raw material inputs for its BioFactory; the impact of changes or increases in oversight and regulation; disputes or challenges regarding intellectual property; proliferation and continuous evolution of new technologies; management changes; dislocations in the capital markets; the severity and duration of the evolving COVID-19 pandemic and the resulting impact on macro-economic conditions; and other important factors discussed in Part I, Item 1A, “Risk Factors” in the Company’s filings with the SEC, included in Part I, Item 1A of its Annual Report on Form 10-K for the year ended December 31, 2021, which was filed with the SEC on March 3, 2022 (its Annual Report) and its subsequent reports on Forms 10-Q and 8-K filed with the SEC. Any forward-looking statements made by management of the Company are based only on currently available information and speak only as of the date of this report. Except as otherwise required by securities and other applicable laws, the Company does not assume any obligation to publicly provide revisions or updates to any forward-looking statements, whether as a result of new information, future developments or otherwise, should circumstances change.

CALYXT, INC.

CONSOLIDATED BALANCE SHEETS

(In Thousands, Except Par Value and Share Amounts)

	March 31, 2022 (unaudited)	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$17,285	$13,823
Restricted cash	499	499
Prepaid expenses and other current assets	1,189	859

Total current assets	18,973	15,181
Non-current restricted cash	99	99
Land, buildings, and equipment	5,125	21,731
Operating lease right-of-use assets	13,973	—

Other non-current assets	175	183

Total assets	$38,345	$37,194

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,167	$1,260
Accrued expenses	379	339
Accrued compensation	2,209	2,522
Due to related parties	64	172
Current portion of financing lease obligations	290	370
Common stock warrants	4,976	—
Other current liabilities	435	191

Total current liabilities	9,520	4,854
Financing lease obligations	89	17,506
Operating lease obligations	13,742	—
Other non-current liabilities	73	702

Total liabilities	23,424	23,062

Stockholders’ equity:
Common stock, $0.0001 par value; 275,000,000 shares authorized; 42,841,915 shares issued and 42,741,763 shares outstanding as of March 31, 2022, and 38,874,146 shares issued and 38,773,994 shares outstanding as of December 31, 2021	5	4
Additional paid-in capital	216,838	211,263
Common stock in treasury, at cost; 100,152 shares as of March 31, 2022, and December 31, 2021	(1,043)	(1,043)
Accumulated deficit	(200,879)	(196,092)

Total stockholders’ equity	14,921	14,132

Total liabilities and stockholders’ equity	$38,345	$37,194

CALYXT, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In Thousands Except Shares and Per Share Amounts)

	Three Months Ended March 31,
	2022	2021
Revenue	$32	$4,402
Cost of goods sold	—	6,745

Gross profit	32	(2,343)
Operating expenses:
Research and development	2,941	3,050
Selling, general, and administrative	3,180	4,258
Management fees	—	30

Total operating expenses	6,121	7,338

Loss from operations	(6,089)	(9,681)
Interest, net	(17)	(346)
Non-operating expenses	487	(1)

Loss before income taxes	(5,619)	(10,028)
Income taxes	—	—

Net loss	$(5,619)	$(10,028)

Basic and diluted net loss per share	$(0.13)	$(0.27)

Weighted average shares outstanding - basic and diluted	42,020,090	37,136,338

Anti-dilutive stock options, restricted stock units, and performance stock units	16,276,362	5,013,780

CALYXT, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(in Thousands)

	Three Months Ended March 31,
	2022	2021
Operating activities
Net loss	$(5,619)	$(10,028)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation and amortization	370	585
Stock-based compensation	531	(1,450)
Unrealized (gain) loss on mark-to-market of common stock warrants	(435)	—
Changes in operating assets and liabilities:
Accounts receivable	—	3,533
Due to/from related parties	(108)	(652)
Inventory	—	(3,149)
Prepaid expenses and other current assets	(110)	583
Accounts payable	(145)	30
Accrued expenses	37	167
Accrued compensation	(313)	(186)
Other	(612)	1,150

Net cash used by operating activities	(6,404)	(9,417)

Investing activities
Sales and (purchases) of short-term investments, net	—	8,653
Purchases of land, buildings, and equipment	(545)	(269)

Net cash (used by) provided by investing activities	(545)	8,384

Financing activities
Proceeds from the issuance of common stock and pre-funded warrants	11,209	—
Costs incurred related to the issuance of common stock and pre-funded warrants	(704)	—
Repayments of financing lease obligations	(94)	(88)
Proceeds from the exercise of stock options	—	208

Net cash provided by financing activities	10,411	120

Net increase (decrease) in cash, cash equivalents, and restricted cash	3,462	(913)
Cash, cash equivalents, and restricted cash - beginning of period	14,421	18,289

Cash, cash equivalents, and restricted cash – end of period	$17,883	$17,376